July 17, 2008

President’s Report

Dividend and Unaudited Results

Federal Home Loan Bank of New York Declares
a Second Quarter Dividend of 6.50%

I am pleased to report that our Board of Directors has approved the dividend rate for the second quarter of 2008 of 6.50% (annualized). The New York Home Loan Bank’s dividend rate for the first quarter of 2008 was 7.80%. The dollar amount of the second quarter dividend will be approximately $79 million. The cash dividend will be distributed to member financial institutions on July 31, 2008

The FHLBNY’s retained earnings as of July 31, 2008, after the dividend payment, will be approximately $341 million. Using published numbers for the quarter ended March 31, 2008, the Federal Home Loan Banks had just under $3.8 billion in retained earnings. New York’s share was 11.4% of that total, up from 11.3% at the end of 2007. As the third largest Federal Home Loan Bank, New York’s retained earnings were the third highest dollar amount and the third highest as a percent of total assets. The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy.

Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

Second Quarter 2008 Balance-Sheet Highlights

Total assets were $118.1 billion on June 30, 2008 compared to $108.5 billion at the March 31, 2008. Advances increased to $90.8 billion, compared to $85.9 billion on March 31, 2008, and represented 77% of total assets.

The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member lenders in all business cycles. The sustained increase in advances demonstrates the important role we play as we help community member lenders serve their neighborhoods regardless of the economic environment.

For the six months ended June 30, 2008, the Home Loan Bank had net income of $174.2 million, representing a 23% increase in net income as compared to the $141.9 million for the first half of 2007.

Investments and short-term money-market instruments rose to $25.4 billion at June 30, 2008, up from $20.5 billion on March 31, 2008. Mortgage assets were at $1.46 billion at June 30, 2008, about the same as the end of the first quarter, and represented less than 1.3% of total assets. Capital rose to $5.3 billion on June 30, 2008, compared to $4.8 billion on March 31, 2008.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.